Exhibit 99.3

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

We have derived the following unaudited combined condensed pro forma financial information by applying pro forma adjustments to the historical consolidated financial statements of SolarWinds, Inc. included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 19, 2013. For purposes of the presentation of the Unaudited Combined Condensed Pro Forma Balance Sheet, the adjustments were reflected as of December 31, 2012. The Unaudited Combined Condensed Pro Forma Statements of Income for the year ended December 31, 2012 and for the three months ended March 31, 2013, as adjusted, gives pro forma effect to the acquisition of N-able Technologies International, Inc. as if the acquisition occurred on January 1, 2012. We collectively refer to the adjustments relating to the N-able acquisition as the “Acquisition Adjustments.” We have described the adjustments, which are directly attributable to the transaction and assumptions that management believes to be reasonable, in the accompanying notes. The unaudited combined condensed pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the acquisition actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period.

On May 24, 2013, we through one of our subsidiaries, SolarWinds Worldwide, LLC (collectively referred to as “SolarWinds”) completed the acquisition of N-able Technologies International, Inc., a Delaware corporation (“N-able”) pursuant to an Agreement and Plan of Merger and Reorganization dated May 17, 2013 (the “Merger Agreement”). Upon completion of the acquisition, N-able became a subsidiary of SolarWinds in exchange for consideration of $127.7 million in cash, including cash acquired (the “Closing Cash Consideration”) as set forth in the Merger Agreement. $12.0 million of the Closing Cash Consideration is being held in escrow as partial security for the indemnification obligations of the equity holders of N-able. The foregoing description of the transaction is qualified in its entirety by the full text of the Merger Agreement.

N-able is a leader in Cloud-based remote monitoring and management and service automation software for Managed Service Providers. The acquisition was entered into for strategic purposes. The acquisition was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 2 to the unaudited pro forma condensed consolidated financial statements, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition, based on their estimated fair values as of the effective date of the acquisition. The preliminary allocation of the purchase price was based upon management’s preliminary valuation of the fair value of tangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change.

The unaudited combined condensed pro forma financial information is prepared for illustrative purposes only and is not necessarily indicative of or intended to represent the results that would have been achieved had the transactions been consummated as of the date indicated or that may be achieved in the future. The unaudited combined condensed pro forma statement of income does not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

The unaudited combined condensed pro forma financial information should be read in conjunction with SolarWinds historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 19, 2013 and the historical financial statements of N-able also included in the Current Report on Form 8-K/A to which this exhibit relates.

UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET

As of March 31, 2013

		N-Able	Pro Forma
	SolarWinds	Technologies, International, Inc.	Acquisition Adjustments		Combined
	(In thousands, except share and per share data)
Assets
Current Assets
Cash and cash equivalents	$221,325	$7,104	$(127,731)	(b)	$100,698
Short-term investments	44,438	—	—		44,438
Accounts receivable	34,315	3,667	—		37,982
Income tax receivable	1,776	1,656	—		3,432
Deferred taxes	3,036	—	125	(a)	3,161
Other current assets	2,723	1,631	(1,065)	(a)	3,289

Total current assets	307,613	14,058	(128,671)		193,000
Property and equipment, net	8,267	711	—		8,978
Long-term investments	8,232	—	—		8,232
Deferred taxes	1,207	—	—		1,207
Goodwill	157,882	—	92,042	(a)	249,924
Intangible assets and other, net	65,790	313	30,080	(a)	95,870
			(313)	(a)

Total assets	$548,991	$15,082	$(6,862)		$557,211

Liabilities and stockholders’ equity
Current liabilities other than deferred revenue	$13,849	$2,684	$(106)	(a)	$16,427
Deferred revenue	109,279	3,168	1,796	(a)	111,075
			(3,168)	(a)
Long-term liabilities other than deferred revenue	11,855	—	3,846	(a)	15,701
Redeemable preferred stock	—	9,594	(9,594)	(c)	—
Shareholders’ equity
Convertible preferred stock	—	3,984	(3,984)	(c)	—
Common Stock	75	17	(17)	(c)	75
Additional paid-in capital	239,739	16,026	(16,026)	(c)	239,739
Accumulated other comprehensive loss	(3,412)	—	—		(3,412)
Accumulated deficit	177,606	(20,391)	20,391	(c)	177,606

Total stockholders’ equity (deficit)	414,008	(364)	364		414,008

Total liabilities and stockholders’ equity (deficit)	$548,991	$15,082	$(6,862)		$557,211

See notes to unaudited combined condensed pro forma financial statements.

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF INCOME

For the Year Ended December 31, 2012

		N-Able Technologies,	Pro Forma
	SolarWinds	International, Inc.	Acquisition Adjustments		Combined
	(In thousands, except share and per share data)
Net revenue	$268,964	$23,947	$—		$292,911
Cost of revenue	18,400	4,312	2,287	(d)	24,999
Sales and marketing	73,046	12,321	—		85,367
Research and development	28,769	4,202	—		32,971
General and administrative	35,649	3,488	3,192	(d)	42,329
Accrued earnout gain	(570)	—	—		(570)
Other income (expense)	849	(150)	—		699

Income (loss) before income taxes	114,519	(526)	(5,479)		108,514
Expense (benefit) for income taxes	33,176	(1,321)	(978)	(e)	30,877

Net income (loss)	$81,343	$795	$(4,501)		$77,637

Earnings per share available to common stockholders
Basic	$1.10				$1.05

Diluted	$1.07				$1.02

Shares used in computation of per share amounts
Basic	74,166				74,166

Diluted	76,035				76,035

See notes to unaudited combined condensed pro forma financial statements.

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF INCOME

For the Three Months Ended March 31, 2013

		N-Able Technologies,	Pro Forma
	SolarWinds	International, Inc.	Acquisition Adjustments		Combined
	(In thousands, except share and per share data)
Net revenue	$72,910	$7,543	$—		$80,453
Cost of revenue	5,631	1,395	1,238	(d)	8,264
Sales and marketing	20,300	3,361	—		23,661
Research and development	7,846	1,320	—		9,166
General and administrative	9,821	876	558	(d)	11,255
Other income (expense)	(28)	23	—		(5)

Income (loss) before income taxes	29,284	614	(1,796)		28,102
Expense (benefit) for income taxes	6,285	(379)	(96)	(e)	5,810

Net income (loss)	$22,999	$993	$(1,700)		$22,292

Earnings per share available to common stockholders
Basic	$0.31				$0.30

Diluted	$0.30				$0.29

Shares used in computation of per share amounts
Basic	74,987				74,987

Diluted	76,672				76,672

See notes to unaudited combined condensed pro forma financial statements.

NOTES TO UNAUDITED COMBINED CONDENSED

PRO FORMA FINANCIAL STATEMENTS

Note 1. Basis of Pro forma Presentation

The historical financial information of N-able Technologies International, Inc. has been adjusted from Canadian dollars to U.S. dollars for pro forma presentation purposes. We used the spot exchange rate as of March 31, 2013 for balance sheet conversion purposes, and the average exchange rate for the period presented for statement of income conversion purposes.

Note 2. Purchase Price Allocation

The unaudited pro forma consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for under the acquisition method of accounting. The aggregate amount of the consideration paid by SolarWinds was approximately $127.7 million in cash, including cash acquired. Under the acquisition method of accounting, the total estimated purchase price is allocated to N-able’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of May 24, 2013, the effective date of the acquisition. Goodwill is not deductible for tax purposes. The fair value of the assets acquired, including goodwill, is preliminary due to the pending completion of the valuation of intangible assets.

Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in these unaudited pro forma consolidated financial statements, the preliminary estimated purchase price is allocated as follows:

Fair Value
(in thousands)
Current assets, including cash of $6,845	$11,660
Property and equipment	693
Deferred tax assets	125
Identifiable intangible assets	30,080
Goodwill	94,109
Current liabilities	(3,294)
Deferred tax liabilities	(3,846)
Deferred revenue	(1,796)

Total consideration	$127,731

Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate material adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.

The following table summarizes the fair value of the identifiable intangible assets and estimated useful lives. The resulting fair value is being amortized over the estimated useful life of each identifiable asset.

	Fair Value	Useful Life
	(in thousands)	(in years)
Developed product technologies	$17,170	5
Customer relationships	9,330	8
Customer backlog	2,170	4
Tradenames	970	8
Non-competition covenant	440	6

Total identifiable intangible assets	$30,080

Note 3. Pro forma Adjustments

The pro forma financial information illustrates the measurable effects of a particular transaction, while excluding effects that rely on highly judgmental estimates of how operating decisions may or may not have changed as a result of that transaction. Accordingly, we adjusted the pro forma results for quantifiable items such as the amortization of acquired intangible assets and the estimated income tax provision of the pro forma combined results. We prepared the pro forma financial information for the combined entities for comparative purposes only, and it is not indicative of what actual results would have been if the acquisition had taken place on January 1, 2012, or of future results.

The unaudited combined condensed pro forma balance sheet has been adjusted to reflect the following:

(a)	Adjustments to record the fair value of N-able’s historical assets acquired and liabilities assumed and intangible assets and goodwill related to the acquisition.

(b)	To reflect cash payments made to N-able as a result of the completed acquisition.

(c)	Adjustment to eliminate N-able historical common stockholders’ equity (deficit).

The unaudited combined condensed pro forma statements of income has been adjusted to reflect the following:

(d)	Adjustment to reflect the amortization expense for the intangible assets arising from the acquisition.

(e)	Adjustment to reflect the estimated income tax provision of the pro forma combined results. Includes the tax impact of the pro forma acquisition adjustments using the estimated income tax rates applicable to the jurisdictions in which the pro forma acquisition adjustments are expected to be recorded.

The N-able pro forma results were not adjusted for post-acquisition operational decisions made by management such as changes in the product offerings, pricing and packaging of the products or adjustments for liabilities related to business integration activities. However, liabilities ultimately may be recorded for costs associated with business integration activities and such liabilities will be expensed as incurred in our consolidated financial statements.

Note 4. Pro forma Net Loss per Common Share

The pro forma basic and diluted net loss per common share is based on the weighted average number of common shares of our common stock outstanding during the period. No shares of common stock were issued as consideration in the acquisition. The diluted weighted average number of common shares does not include outstanding stock options as their inclusion would be anti-dilutive.